Exhibit 99.01

Valero Energy Corporation Elects Fred M. Diaz to Board of Directors

SAN ANTONIO, September 16, 2021 – Valero Energy Corporation (NYSE: VLO, “Valero”) announced today that Fred M. Diaz has been elected as an independent director to Valero’s board of directors (the “Board”) and has joined the Board’s Nominating/Governance and Public Policy Committee, effective immediately.

Mr. Diaz most recently served as President, Chief Executive Officer and Chairman of the Board of Directors of Mitsubishi Motors North America, Inc. He has extensive experience in the global transportation industry, and previously served in various executive and senior management roles at Mitsubishi Motors Corporation in Japan, Nissan Motor Corporation, and Fiat Chrysler Automobiles, where he served as President and Chief Executive Officer of both the Ram Truck brand and Chrysler Mexico.

“We are honored to welcome Fred to our board. He brings a valuable perspective on the transportation sector through his experience as a business leader across the globe,” said Joe Gorder, Valero’s Chairman and Chief Executive Officer.

Mr. Diaz was born and raised in San Antonio, Texas and currently serves on the board of directors of SiteOne Landscape Supply, Inc., Smith & Wesson Brands, Inc. and Archer Aviation Inc. Mr. Diaz is a Director Member of the Latino Corporate Directors Association (LCDA) and a National Association of Corporate Directors (NACD) Board Leadership Fellow.

About Valero

Valero Energy Corporation, through its subsidiaries (collectively, “Valero”), is an international manufacturer and marketer of transportation fuels and petrochemical products. Valero is a Fortune 500 company based in San Antonio, Texas, and it owns 15 petroleum refineries with a combined throughput capacity of approximately 3.2 million barrels per day and 13 ethanol plants with a combined production capacity of approximately 1.7 billion gallons per year. The petroleum refineries are located in the United States (U.S.), Canada and the United Kingdom (U.K.), and the ethanol plants are located in the Mid-Continent region of the U.S. Valero is also a joint venture partner in Diamond Green Diesel, which owns and operates a renewable diesel plant in Norco, Louisiana. Diamond Green Diesel is North America’s largest biomass-based diesel plant. Valero sells its products in the wholesale rack or bulk markets in the U.S., Canada, the U.K., Ireland and Latin America. Approximately 7,000 outlets carry Valero’s brand names. Please visit www.investorvalero.com for more information.

Valero Contacts

Investors:

Homer Bhullar, Vice President – Investor Relations and Finance, 210-345-1982

Eric Herbort, Senior Manager – Investor Relations, 210-345-3331

Gautam Srivastava, Senior Manager – Investor Relations, 210-345-3992

Media:

Lillian Riojas, Executive Director – Media Relations and Communications, 210-345-5002